The Board of Directors
Trans World Entertainment Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated April 13, 2017, on the effectiveness of internal control over financial reporting as of January 28, 2017, also contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of Trans World Entertainment Corporation’s internal control over financial reporting as of January 28, 2017, the internal controls over financial reporting related to the acquired business of etailz, Inc. associated with total assets of $92.3 million (of which $67.1 million represents goodwill and intangibles included within the scope of the assessment), total revenues of $40.2 million, and total net loss of ($0.4) million included in the consolidated financial statements of Trans World Entertainment Corporation as of and for the year ended January 28, 2017, and that our audit of internal control over financial reporting of Trans World Entertainment Corporation also excluded an evaluation of the internal control over financial reporting of etailz, Inc.

/s/ KPMG LLP

Albany, New York
September 12, 2017